EXHIBIT 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tmurphy@webershandwick.com
eileen.mcintyre@cubist.com

Cubist Pharmaceuticals Initiates Phase 2 Trial in Europe for Therapy

to Reduce Blood Loss During Surgery in High Risk Patients

Lexington, Mass., July 6, 2009 — Cubist Pharmaceuticals, Inc. (Nasdaq: CBST), a leading acute care therapeutics company, announced today that it has begun dosing in the CONSERV™-2 clinical trial with ecallantide. CONSERV-2, being conducted in Europe, is a Phase 2 trial that will investigate ecallantide’s effect on surgical blood loss volume in cardiac surgery patients who are on cardiopulmonary bypass and are at a high risk of bleeding. The trial is expected to enroll 300 subjects.

Ecallantide is a potent inhibitor of plasma kallikrein, and CONSERV-2 will evaluate the effects of plasma kallikrein inhibition in the trial population. Surgical environments, such as those involving the trial population, are associated with the activation of plasma kallikrein and subsequent activation of coagulation, fibrinolytic, and inflammatory cascades, which likely contribute to blood loss and blood transfusion requirements in the perioperative setting.

“The dosing of patients in the CONSERV-2 trial represents another important milestone in the continued evaluation of ecallantide for the reduction of blood loss during on-pump cardiac surgery, an area of significant unmet medical need. We remain on track for a mid-2010 end-of-phase 2 meeting with the FDA, and we anticipate that the results of this trial and the ongoing CONSERV-1 trial will provide meaningful insights into the optimal design of subsequent Phase 3 trials,” said Santosh Vetticaden, PhD, MD, Senior Vice President, Clinical Development and Chief Medical Officer.

“This represents another important milestone for our growing pipeline of novel acute care therapeutics” said Steve Gilman, PhD, Chief Scientific Officer and Senior Vice President, Discovery and Nonclinical Development.

In April 2008, Cubist announced an exclusive North American and European license and collaboration agreement with Dyax Corp. (NASDAQ: DYAX) for the development and commercialization of the intravenous formulation of ecallantide for surgical indications. The first indication being sought by Cubist for ecallantide is the reduction of blood loss during on-pump cardiac surgery.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides.  In July 2008, Cubist began promoting MERREM® I.V. (meropenem for injection) in the United States.  MERREM is an established broad spectrum antibiotic developed by AstraZeneca.  The Cubist product pipeline includes ecallantide, a recombinant human protein in Phase 2 clinical trials – CONSERV™-1 and CONSERV™-2 – for the reduction of blood loss during on-pump cardiac surgery, and two Phase 1 programs that address unmet medical needs, one in CDAD (Clostridium difficile-associated diarrhea) and the other in multi-drug resistant (MDR) Gram-negative infections.  In addition, the Company, in collaboration with Alnylam Pharmaceuticals, Inc. (Cambridge, MA), has a pre-IND and a Phase 2 program underway in novel treatments for respiratory syncytial virus infections using Alnylam’s RNA-interference technology.  Cubist is headquartered in Lexington, MA.  Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

This press release contains forward-looking statements regarding the development of ecallantide for the reduction of blood loss volume during on-pump cardiac surgery. There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following: (i) ecallantide may not show sufficient therapeutic effect or an acceptable safety profile in clinical trials; (ii) clinical trials of ecallantide may not be successful or conducted in a timely manner; (iii) the commercial market for the use of ecallantide for the reduction of blood loss volume during on-pump cardiac surgery may not be as large as Cubist anticipates; (iv) others may develop technologies or products superior to ecallantide to treat blood loss during on-pump cardiac surgery; (v) technical difficulties or excessive costs relating to the manufacture of ecallantide; (vi) Cubist or Dyax Corp., from which Cubist licensed its rights to ecallantide, may not be able to maintain and enforce the intellectual property protecting ecallantide; and (vii) other unanticipated or unexpected risks that may be encountered with respect to the development or manufacture of ecallantide. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent periodic filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. These statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are registered trademarks of the AstraZeneca group of companies.

###